Exhibit 99.1

NEWS RELEASE

Investors and Media Contacts:

Bill Horning / Beth Haiken

925.658.6193 / 925.658.6192

THE PMI GROUP, INC. REPORTS PRELIMINARY

FOURTH QUARTER 2007 FINANCIAL RESULTS FOR CERTAIN

SEGMENTS

Final Fourth Quarter of 2007 Financial Results to be Released March 12, 2008,

Followed by Quarterly Conference Call

Walnut Creek, CA, March 3, 2008 - The PMI Group, Inc. (NYSE: PMI) (the “Company”) today announced that due to delays in obtaining 2007 financial results from FGIC Corporation (“FGIC”) the Company has filed a Form 12b-25 with the Securities and Exchange Commission (“SEC”) for a late filing of its 2007 Form 10-K. In this SEC filing and as outlined below in financial highlights, the Company provides financial results for its U.S. Mortgage Insurance Operations and International Operations and discusses its expectations for its Financial Guaranty segment. The Company plans to issue its financial results for the fourth quarter of 2007 before the financial markets open (approximately 6:00 AM ET) on Wednesday, March 12, 2008, followed by a conference call at 11:30 AM ET.

“Our preliminary fourth quarter results for our U.S. Mortgage Insurance and International Operations demonstrate that we are facing challenging market conditions, particularly in the U.S. housing market,” said The PMI Group Inc.’s Chairman and CEO Steve Smith. “We have implemented a plan to address these challenges, which we will discuss in detail on our conference call next week. A cornerstone of the plan and our strategic focus going forward is our core business, mortgage insurance, which we believe offers PMI long term opportunities for growth and profitability. Within our Financial Guaranty segment, we will continue to work to stabilize our equity investments in FGIC and RAM Re, but we will not be contributing any additional capital to these companies.”

Financial Highlights of U.S. and International Mortgage Insurance Operations

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U.S. Mortgage Insurance Operations[1] — reported a net loss of $236.0 million in the fourth quarter of 2007 compared to net income of $77.2 million in the fourth quarter of 2006. The loss in the fourth quarter of 2007 was driven in large part by an increase in losses and loss

[1]

“U.S. Mortgage Insurance Operations” includes the results of PMI Mortgage Insurance Co. (PMI), affiliated U.S. reinsurance companies and equity in earnings from CMG Mortgage Insurance Company (CMG MI).

adjustment expenses resulting from an increase in our default inventory, higher claim rates and higher average claim sizes. For the full year ended December 31, 2007, U.S. Mortgage Insurance Operations reported a net loss of $190.8 million compared to net income of $290.3 million for the full year of 2006. The Company estimates that U.S. Mortgage Insurance Operations’ losses and loss adjustment expenses in 2007 were approximately $1.1 billion.

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International Operations[2] — reported a net loss of $10.1 million in the fourth quarter of 2007 compared to net income of $20.0 million in the fourth quarter of 2006. Fourth quarter 2007 results were driven primarily by a loss of $29.6 million in PMI Europe as a result of increases in losses and loss adjustment expenses and mark-to-market losses associated with credit default swap derivative contracts, net income of $17.8 million in PMI Australia and net income of $2.9 million in PMI Asia. For the full year ended December 31, 2007, International Operations reported net income of $55.0 million compared to net income of $103.5 million for the full year of 2006.

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Corporate and Other[3] — reported a net loss of $3.8 million in the fourth quarter of 2007 compared to a net loss of $25.1 million in the fourth quarter of 2006. For the full year ended December 31, 2007, Corporate and Other reported a net loss of $49.5 million compared to a net loss of $71.4 million for the full year of 2006.

Financial Guaranty Segment

Because the Company lacks the necessary financial information from FGIC to complete its consolidated financial statements, the Company is not yet able to calculate its consolidated results of operations for the full year ended 2007 and also is not able to calculate the financial results of its Financial Guaranty segment. The Company expects that its Financial Guaranty segment will report a significant net loss for the fourth quarter of 2007 and the year ended December 31, 2007, driven by equity in losses of FGIC, resulting from unrealized mark-to-market losses and losses and loss adjustment expenses at FGIC during those periods. In connection with the preparation of the Company’s consolidated financial statements, the Company is conducting an analysis to determine whether the value of its investment in FGIC was impaired as of December 31, 2007. This analysis cannot be completed until the Company receives financial information from FGIC necessary for the Company to complete its consolidated financial statements.

Fourth Quarter 2007 Earnings Conference Details

PMI’s March 12, 2008 conference call will be available by telephone or on the Internet. On the Internet, the conference call webcast can be accessed at PMI’s website: http://www.pmigroup.com/shareholders/ The dial-in number for the conference call is (888) 790-9746 (U.S.) or 1-210-234-7030 (International). The passcode “PMI” is required to access the call. For those individuals who cannot listen to the call live, there will be a replay of the webcast available at this site approximately two hours after the call ends, which will be posted for one month. A telephonic audio replay will be available approximately one hour after the call and can be accessed until April 12, 2008 by dialing 866-446-5479 or 203-369-1153 (International).

[1]	“International Operations” includes the results of PMI Australia, PMI Europe, PMI Asia and PMI Canada.

[2]	The “Corporate and Other” segment primarily consists of the holding company, contract underwriting operations and intercompany eliminations.

ABOUT THE PMI GROUP, INC.

The PMI Group, Inc. (NYSE: PMI), headquartered in Walnut Creek, CA, is an international provider of credit enhancement products that promote homeownership and facilitate mortgage transactions in the capital markets. Through its wholly owned subsidiaries and unconsolidated strategic investments, the company offers residential mortgage insurance and credit enhancement products domestically and internationally, financial guaranty insurance, and financial guaranty reinsurance. Through its subsidiaries, The PMI Group, Inc. is one of the world’s largest providers of private mortgage insurance with operations in the United States, Australia and New Zealand, Canada and the European Union, as well as one of the largest providers of mortgage guaranty reinsurance in Hong Kong. For more information: www.pmigroup.com.

Cautionary Statement: Statements in this earnings release that are not historical facts, and that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties that could affect the Company are discussed in our Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended September 30, 2007 and include changes in economic conditions such as interest rates, home values, employment rates and refinance activity. We undertake no obligation to update forward-looking statements.

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